Exhibit 10.2
Execution Version

AMENDMENT NO. 1 TO
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT AND WAIVER

    This Amendment No. 1 to Fifth Amended and Restated Credit Agreement and Waiver (this “Amendment”), dated as of February 26, 2025, is made by and among STONERIDGE, INC., an Ohio corporation (the “Parent”), STONERIDGE ELECTRONICS, INC., a Texas corporation (“Electronics”), STONERIDGE CONTROL DEVICES, INC., a Massachusetts corporation (“Controls”), STONERIDGE B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands, registered with the Dutch Chamber of Commerce under file number 67928471 (“Stoneridge Netherlands”, and together with the Parent, Electronics and Controls, the “Borrowers”), STONERIDGE FLEET SOLUTIONS, INC., an Ohio corporation (formerly known as Stoneridge Aftermarket, Inc.) (“Fleet Solutions”), SRI HOLDINGS US LLC, a Delaware limited liability company (“SRI Holdings US”) and SRI DELAWARE HOLDINGS, LLC, a Delaware limited liability company (“SRI Holdings” and, together with Fleet Solutions and SRI Holdings US, the “Guarantors”), the various Lenders (as hereinafter defined) which are a party to this Amendment and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as the administrative agent (in such capacity, the “Administrative Agent”) and the collateral agent (in such capacity, the “Collateral Agent”, and together with the Administrative Agent, the “Agents”).
Recitals:
A.The Borrowers have been extended certain financial accommodations pursuant to that certain Fifth Amended and Restated Credit Agreement, dated as of November 2, 2023 (as amended, supplemented, amended and restated or otherwise modified from time to time, including as amended hereby, the “Credit Agreement”), among the Borrowers, the Guarantors
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party thereto from time to time, the financial institutions party thereto from time to time, as lenders (the “Lenders”) and the Administrative Agent;
B.The parties hereto desire to amend certain provisions of the Credit Agreement as more fully set forth below;
C.Section 8.2.17 of the Credit Agreement provides that the Loan Parties shall not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense of the Parent and its Subsidiaries, calculated as of the end of each fiscal quarter for the four (4) fiscal quarters then ended, to be less than 3.50 to 1.00;
D.As of the end of the fiscal quarter ended December 31, 2024, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense of the Parent and its Subsidiaries, calculated as of the end of each fiscal quarter for the four (4) fiscal quarters then ended, was less than 3.50 to 1.00, resulting in an Event of Default under Section 9.1.4 of the Credit Agreement by reference to Section 8.2.17 of the Credit Agreement (the “Subject Default”);
E.The Borrowers have requested that the Lenders agree to waive the Subject Default; and
F.The Borrowers, the Lenders and the Administrative Agent constitute the parties required for purposes of providing this amendment pursuant to Section 11.1 of the Credit Agreement.
Agreements:

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of the parties hereto hereby agrees as follows:
Section 1    DEFINED TERMS.

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Each defined term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Credit Agreement, as amended by this Amendment.
Section 2    AMENDMENTS TO THE CREDIT AGREEMENT.

Subject to the terms, conditions and limitations of this Amendment, including, without limitation, Section 5 below, the Credit Agreement is hereby amended as of the Amendment Effective Date (as hereinafter defined) as follows:
2.1    Amendment to Section 1.1 [Certain Definitions] of the Credit Agreement. Each of the following definitions are hereby inserted into Section 1.1 [Certain Definitions] of the Credit Agreement as a new defined term therein in the appropriate alphabetical order:

“First Amendment Effective Date” shall mean the “Amendment Effective Date” as defined in that certain Amendment No. 1 to Fifth Amended and Restated Credit Agreement and Waiver, dated as of February 26, 2025, among the Borrowers, the Guarantors, the Lenders party thereto and the Administrative Agent.

“Specified Period” shall mean any time from the First Amendment Effective Date until the delivery to the Administrative Agent of a Compliance Certificate indicating compliance with the Financial Covenants for the four-quarter period ending on the earlier of (i) the fiscal quarter ending December 31, 2025 and (ii) the first full fiscal quarter following the consummation of the Specified Sale.

“Specified Sale” shall mean the sale of the assets and/or lines of business described on Schedule I hereto.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system”.

“TARGET Day” shall mean any day on which T2 is open for the settlement of payments in Euros.

2.2    Amendment to Section 1.1 [Certain Definitions] of the Credit Agreement. Clause (e) of the defined term “Permitted Acquisition” contained in Section 1.1

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[Certain Definitions] of the Credit Agreement is hereby amended in its entirety to read as follows:
“(e)(i) the Leverage Ratio (calculated on a Pro Forma Basis) does not exceed 3.50 to 1.00 and (ii) the Parent and its Subsidiaries are in compliance, on a Pro Forma Basis, with the Financial Covenants (in the case of a Permitted Acquisition that is a Material Acquisition, including the increase pursuant to Section 8.2.16 [Maximum Leverage Ratio]),”

2.3    Amendment to Section 2.12 [Incremental Commitments, Increasing Lenders and New Lenders] of the Credit Agreement. Section 2.12 [Incremental Commitments, Increasing Lenders and New Lenders] of the Credit Agreement is hereby amended by inserting the following as new subsection 2.12.1.11:
“    2.12.1.11.     Leverage Ratio. As of any Incremental Effective Date, the Leverage Ratio (calculated on a Pro Forma Basis with any Incremental Commitment being deemed to be fully drawn) shall not exceed 3.50 to 1.00.”

2.4    Amendment to Section 5.7.1 [Sale of Assets] of the Credit Agreement. The last sentence of Section 5.7.1 [Sale of Assets] of the Credit Agreement is hereby amended in its entirety to read as follows:
“All prepayments of Revolving Credit Loans pursuant to this Section 5.7.1 [Sale of Assets] shall not permanently reduce the Revolving Credit Commitment; provided, however, that, upon consummation of the Specified Sale, the Borrowers shall promptly deliver notice of the Specified Sale to the Administrative Agent and, upon receipt of such notice, the Revolving Credit Commitment shall be permanently reduced by an amount equal to the lesser of (i) the Net Cash Proceeds of the Specified Sale or (ii) $100,000,000.”

2.5    Amendment to Section 7.2 [Each Loan or Letter of Credit] of the Credit Agreement.    Section 7.2 [Each Loan or Letter of Credit] of the Credit Agreement is hereby amended and restated in its entirety as follows:
“7.2    Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) the representations and warranties of the Loan Parties as set forth in Article 6 [Representations and Warranties] shall then be true and correct in all

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material respects (except that (x) any representation and warranty that is already qualified as to materiality shall be true and correct in all respects as so qualified and (y) representations and warranties which expressly relate solely to an earlier date or time shall be true and correct on and as of the specific dates or times referred to therein), (ii) no Event of Default or Potential Default shall have occurred and be continuing, (iii) the applicable Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be and (iv) both before and after giving effect to such proposed extension of credit during the Specified Period, the sum of (A) the aggregate amount of cash and Cash Equivalents (including Revolving Credit Loans outstanding) on hand of the Parent and its Subsidiaries held in the United States on such date plus (B) 65% of the aggregate amount of cash and Cash Equivalents (including Revolving Credit Loans outstanding) on hand of the Parent and its Subsidiaries outside of the United States on such date shall not exceed $70,000,000. Each Loan Request and Letter of Credit application shall be deemed to be a representation that the conditions specified in this Section 7.2 [Each Loan or Letter of Credit] have been satisfied on or prior to the date thereof.

2.6    Amendment to Section 8.2.5 [Dividends and Related Distributions] of the Credit Agreement. Section 8.2.5 [Dividends and Related Distributions] of the Credit Agreement is hereby amended by inserting the following sentence at the end of such Section:
“Notwithstanding the foregoing, each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay any Restricted Payment during the Specified Period; provided that, during the Specified Period, the Loan Parties and their respective Subsidiaries shall be permitted to make: (a) Restricted Payments set forth in clauses (i), (ii), (vii) and (ix) of this Section 8.2.5 [Dividends and Related Distributions], (b) Restricted Payments pursuant to clause (vi) of this Section 8.2.5 [Dividends and Related Distributions] in an aggregate amount not to exceed $5,000,000 during the Specified Period, (c) any Restricted Payment that would otherwise be permitted by this Section 8.2.5 [Dividends and Related Distributions] so long as, solely in the case of this clause (c), the Leverage Ratio is less than or equal to 3.00 to 1.00 on a Pro Forma Basis after the making of such Restricted Payment, as certified by an Authorized Officer, in form and substance reasonably satisfactory to the Administrative Agent and including reasonably detailed calculations demonstrating compliance with the foregoing and (d) other Restricted Payments approved in writing by the Required Lenders.”

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2.7    Amendment to Section 8.2.16. [Maximum Leverage Ratio] of the Credit Agreement.    Section 8.2.16 [Maximum Leverage Ratio] of the Credit Agreement is hereby amended and restated in its entirety as follows:
“8.2.16. Maximum Leverage Ratio. The Loan Parties shall not permit the Leverage Ratio as of the end of any fiscal quarter to exceed the ratio specified below for the periods specified below:

Fiscal Quarter Ending	Maximum Leverage Ratio
December 31, 2024	3.50 to 1.00
March 31, 2025	6.00 to 1.00
June 30, 2025	5.50 to 1.00
September 30, 2025	4.50 to 1.00
December 31, 2025 and thereafter	3.50 to 1.00

provided that, commencing with the first full fiscal quarter ending after the consummation of the Specified Sale, the Loan Parties shall not permit the Leverage Ratio (calculated on a Pro Forma Basis for the Specified Sale and any related prepayment of Indebtedness in connection therewith) to exceed 3.50 to 1.00 as of the last day of such fiscal quarter and each fiscal quarter thereafter; provided, further, that after the termination of the Specified Period and upon and following a Material Acquisition, upon written notice from the Parent to the Administrative Agent, the Leverage Ratio shall not exceed 3.75 to 1.00 as of the last day of (i) the fiscal quarter during which such Material Acquisition occurred (any fiscal quarter during which a Material Acquisition occurs being hereinafter referred to as an “Acquisition Quarter”) and (ii) the three fiscal quarters immediately following the Acquisition Quarter; provided, further, that (A) there shall be at least one fiscal quarter as of the end of which the maximum Leverage Ratio has reverted to 3.50 to 1.00 before the maximum Leverage Ratio may be increased in respect of a subsequent Material Acquisition, and (B) the maximum Leverage Ratio shall not be increased pursuant to this provision more than three times after the Closing Date.”

2.8    Amendment to Section 8.2.17. [Minimum Interest Coverage Ratio] of the Credit Agreement.    Section 8.2.17 [Minimum Interest Coverage Ratio] of the Credit Agreement is hereby amended and restated in its entirety as follows:
“8.2.17. Minimum Interest Coverage Ratio. The Loan Parties shall not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense of the Parent and

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its Subsidiaries, calculated as of the end of each fiscal quarter for the four (4) fiscal quarters then ended, to be less than the ratio specified below:

Fiscal Quarter Ending	Minimum Interest Coverage Ratio
March 31, 2025	2.00 to 1.00
June 30, 2025	2.00 to 1.00
September 30, 2025	2.50 to 1.00
December 31, 2025 and thereafter	3.50 to 1.00

provided that, commencing with the first full fiscal quarter ending after the consummation of the Specified Sale, the Loan Parties shall not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense of the Parent and its Subsidiaries, calculated as of the end of each fiscal quarter for the four (4) fiscal quarters then ended (calculated on a Pro Forma Basis for the Specified Sale and any related prepayment of Indebtedness in connection therewith), to be less than 3.50 to 1.00 as of the last day of such fiscal quarter and each fiscal quarter thereafter. For the avoidance of doubt, there is no requirement to satisfy a minimum ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense of the Parent and its Subsidiaries as of the end of fiscal quarter December 31, 2024.”

2.9    Amendment to Section 9.1.4 [Breach of Specified Covenants] of the Credit Agreement. Section 9.1.4 [Breach of Specified Covenants] of the Credit Agreement is hereby amended and restated in its entirety as follows:
“    9.14.     Breach of Specified Covenants. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.1 [Preservation of Existence, Etc.] (with respect to the legal existence of the Borrowers only), Section 8.1.5 [Visitation Rights], Section 8.1.7 [Compliance with Laws; Use of Proceeds] (solely with respect to the last sentence of Section 8.1.7), Section 8.1.9 [Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws], Section 8.2 [Negative Covenants] or Section 8.3 [Reporting Requirements];”

2.10    Amendment to Section 9.2.4 [Application of Proceeds] of the Credit Agreement. Clauses (iv) and (v) Section 9.2.4 [Application of Proceeds] of the Credit Agreement are hereby amended and restated in their entirety as follows, and Clause (vi) of Section 9.2.4 [Application of Proceeds] of the Credit Agreement is hereby deleted:
“(iv)    Fourth, to payment of that portion of (A) the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations, (B) to the Administrative Agent

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for the account of the Issuing Lender to Cash Collateralize any undrawn amounts under outstanding Letters of Credit, and (C) to payment of obligations then owing under Lender Provided Interest Rate Hedges, Lender Provided Commodity Hedges, Lender Provided Foreign Currency Hedges, and Other Lender Provided Financial Service Products, ratably among the Lenders, the Issuing Lender, the applicable Cash Management Banks and the applicable Hedge Banks, in proportion to the respective amounts described in this clause Fourth held by them, and

(v)     Last, the balance, if any, to the Loan Parties or as required by Law.”

2.11    Amendment to Section 11.1.2 [Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment] of the Credit Agreement. Section 11.1.2 [Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment] of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Whether or not any Loans are outstanding, (i) extend the Expiration Date or the scheduled time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, (ii) reduce the principal amount of or the stated rate of interest borne by any Loan (other than as a result of waiving the applicability of any post-default increase in interest rates), (iii) reduce the stated rate of the Commitment Fee or any other fee payable to any Lender (other than as a result of waiving the applicability of any post-default increase in Letter of Credit Fee rates), or (iv) postpone, waive, or otherwise modify any scheduled reduction of the Commitments, in each case without the consent of each Lender directly and adversely affected thereby (provided that any amendment or modification of defined terms used in the financial covenants of this Agreement shall not constitute a reduction in the stated rate of interest or fees for purposes of this Section 11.1.2);”

2.12    Amendment to Schedule 1.1(A) [Pricing Grid] of the Credit Agreement. Schedule 1.1(A) [Pricing Grid] of the Credit Agreement is hereby amended and restated in its entirety as set forth on Annex I hereto.
Section 3    LIMITED WAIVER.

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3.1    Subject to the terms, conditions and limitations of this Amendment, including, without limitation, Section 5 below, the Administrative Agent and the Lenders hereby waive the Subject Default. The waiver provided for pursuant to the immediately preceding sentence (the “Subject Waiver”) shall not be construed to apply to the Loan Parties’ performance of (or failure to perform) the covenant set forth in Section 8.2.17 of the Credit Agreement for the fiscal quarter ending March 31, 2025 or beyond.
3.2    The Subject Waiver (i) is limited to its express terms, (ii) shall not be deemed to be a waiver of any Potential Default or Event of Default that may have existed on or prior to the date hereof, other than the Subject Default, or of any Potential Default or Event of Default that may hereafter arise, (iii) is not intended to, and shall not, establish any course of dealing between the Loan Parties, the Administrative Agent and the Lenders that is inconsistent with the express terms of the Credit Agreement, (iv) shall not operate as a waiver of any other right, power, or remedy of the Administrative Agent or any Lender under the Credit Agreement, and (v) shall not be construed as an agreement or understanding by the Administrative Agent or any Lender to grant any other waiver or other accommodation in the future with respect to any provision of the Credit Agreement or any of the other Loan Documents.
Section 4     REPRESENTATIONS AND WARRANTIES.

    Each Loan Party hereby represents and warrants to the Lenders and the Agents as follows:
4.1    The Amendment. This Amendment has been duly and validly executed by an authorized executive officer of such Loan Party and constitutes the legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms. The Credit Agreement, as amended by this Amendment, remains in full force and effect and

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remains the valid and binding obligation of such Loan Party party thereto enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally and by general principles of equity.
4.2    No Potential Default or Event of Default. No Potential Default or Event of Default exists under the Credit Agreement as of the date hereof (after giving effect to this Amendment) and no Potential Default or Event of Default will occur as a result of the effectiveness of this Amendment.
4.3    Restatement of Representations and Warranties. The representations and warranties of such Loan Party contained in the Credit Agreement, as amended by this Amendment, and the other Loan Documents are true and correct in all material respects (or, if already qualified by materiality therein, in all respects) on and as of the Amendment Effective Date (after giving effect to this Amendment) as though made on the Amendment Effective Date, unless and to the extent that any such representation and warranty is stated to relate solely to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (or, if already qualified by materiality therein, in all respects) as of such earlier date.
4.4     Organizational Documents. There have been no changes to the articles or certificate of incorporation, by-laws, code of regulations, certificate of formation, limited liability company agreement or other organizational documents, as the case may be (collectively, the “Organizational Documents”) of such Loan Party since the most recent certification provided to the Administrative Agent, and such Organizational Documents remain in full force and effect as of the Amendment Effective Date.

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Section 5    CONDITIONS TO EFFECTIVENESS.
    The date and time of the effectiveness of this Amendment (the “Amendment Effective Date”) is subject to the satisfaction of the following conditions precedent:
5.1    Execution. The Administrative Agent shall have received counterparts to this Amendment duly executed and delivered by an Authorized Officer of each Loan Party and the Lenders.
5.2    Good Standing Certificates. The Administrative Agent shall have received copies of certificates from the appropriate state officials (dated not more than thirty (30) days prior to the Amendment Effective Date) as to the continued existence and good standing of each Domestic Loan Party in each jurisdiction where organized.
5.3     Payment of Costs and Expenses. The Borrowers shall have paid all outstanding and reasonable costs, expenses and the disbursements of the Administrative Agent and its advisors, service providers and legal counsels incurred in connection with the documentation of this Amendment, to the extent invoiced, as well as any other fees payable on or before the Amendment Effective Date pursuant to any fee letter or agreement with the Administrative Agent.
5.4    Other. All corporate and other proceedings, and all documents, instruments, certificates and other legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
The Administrative Agent or its counsel will advise the Parent and the Lenders promptly by electronic mail of the occurrence of the Amendment Effective Date.
Section 6     MISCELLANEOUS.

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6.1    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws rules thereof.
6.2    Severability. Any provision of this Amendment which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment.
6.3    Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which taken together shall constitute but one and the same instrument.
6.4    Headings. Section headings used in this Amendment are for the convenience of reference only and are not a part of this Amendment for any other purpose.
6.5    Negotiations. Each Loan Party acknowledges and agrees that all of the provisions contained herein were negotiated and agreed to in good faith after discussion with the Agents and the Lenders.
6.6    Nonwaiver. Except as expressly set forth herein, the execution, delivery, performance and effectiveness of this Amendment shall not operate as, or be deemed or construed to be, a waiver: (i) of any right, power or remedy of the Lenders or the Agents under the Credit Agreement or the other Loan Documents, or (ii) of any term, provision, representation, warranty or covenant contained in the Credit Agreement or any other Loan Document. Further, none of the provisions of this Amendment shall constitute, be deemed to be or construed as, a waiver of any Potential Default or Event of Default (other than the Subject Default) under the Credit Agreement as amended by this Amendment.

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6.7    Reaffirmation. Each Loan Party hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Credit Agreement and each of the other Loan Documents to which it is a party and (ii) ratifies and reaffirms its grant of security interests and Liens under such documents and confirms and agrees that such security interests and Liens hereafter secure all of the Obligations.
6.8    Confirmation of Obligations. Each Loan Party hereby affirms as of the date hereof all of its respective Obligations and other obligations to each of the Lenders under and pursuant to the Credit Agreement and each of the other Loan Documents and that such Obligations and other obligations are owed to each of the Lenders according to their respective terms. Each Loan Party hereby affirms as of the date hereof that there are no claims or defenses to the enforcement by the Agents or Lenders of the Obligations and other obligations of such Loan Party to each of them under and pursuant to the Credit Agreement or any of the other Loan Documents.
6.9    Release. To the extent that any claim, cause of action, defense or set-off against any Lender, the Administrative Agent, or the Issuing Lender or their enforcement of the Credit Agreement or any other Loan Document, of any nature whatsoever, known or unknown, fixed or contingent, does nonetheless exist or may exist on the date hereof, in consideration of the Lenders’ and the Administrative Agent’s entering into this Amendment, each Loan Party irrevocably and unconditionally waives and releases fully each and every such claim, cause of action, defense and set-off which exists or may exist on the date hereof.
6.10    Reference to and Effect on the Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import shall mean and be a reference to the

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Credit Agreement as amended by this Amendment and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by this Amendment.
[SIGNATURES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Amendment as of the day and year first above written.

    STONERIDGE, INC.,
    as a Borrower

By: /s/ Matthew R. Horvath
Name: Matthew R. Horvath
Title: Chief Financial Officer and Treasurer

STONERIDGE CONTROL DEVICES, INC.,
as a Borrower

STONERIDGE ELECTRONICS, INC.,
as a Borrower

STONERIDGE FLEET SOLUTIONS, INC.,
as a Guarantor

By: /s/ Matthew R. Horvath
Name: Matthew R. Horvath
Title: Vice President and Treasurer

SRI DELAWARE HOLDINGS, LLC,
as a Guarantor

By: /s/ Matthew R. Horvath
Name: Matthew R. Horvath
Title: Vice President

SRI HOLDINGS US LLC,
as a Guarantor
By: Stoneridge, Inc., its sole member

By: /s/ Matthew R. Horvath
Name: Matthew R. Horvath
Title: Chief Financial Officer and Treasurer of Stoneridge, Inc., as Sole Member SRI Holdings US LLC

[Signature Page to Amendment No. 1]

STONERIDGE B.V., as a Borrower

By: /s/ Matthew R. Horvath
Name: Matthew R. Horvath
Title: Managing Director A

By: /s/ Niek Smid
Name: Niek Smid
Title: Managing Director B

[Signature Page to Waiver and Amendment No. 1]

    PNC BANK, NATIONAL ASSOCIATION, as
    the Administrative Agent, the Collateral Agent and
    a Lender

    By: /s/ Scott Neiderheide
    Name: Scott Neiderheide
    Title: Senior Vice President

[Signature Page to Amendment No. 1]

    BANK OF AMERICA, N.A., as a Lender

    By: /s/ David Komrska
    Name: David Komrska
    Title: Senior Vice President

[Signature Page to Amendment No. 1]

    JPMORGAN CHASE BANK, N.A.,
    as a Lender

    By: /s/ Katryna Grishaj
    Name: Katryna Grishaj
    Title: Authorized Officer

[Signature Page to Amendment No. 1]

    U.S. BANK NATIONAL ASSOCIATION, as a
Lender

    By: /s/ Jeffery S. Johnson
    Name: Jeffery S. Johnson
    Title: Senior Vice President

[Signature Page to Amendment No. 1]

FIRST MERCHANTS BANK, as a
Lender

    By: /s/ Steven J. McCormack
    Name: Steven J. McCormack
    Title: Vice President

[Signature Page to Amendment No. 1]

    BMO BANK, N.A., as a Lender

    By: /s/ Michael Baker
    Name: Michael Baker
    Title: Vice President

[Signature Page to Amendment No. 1]

Annex I

SCHEDULE 1.1(A)
PRICING GRID--
VARIABLE PRICING AND FEES BASED ON LEVERAGE RATIO

Level	Leverage Ratio	Commitment Fee	Letter of Credit Fee	Revolving Credit Base Rate Spread	Revolving Credit Term Rate Spread	Revolving Credit Daily Rate Spread
I	Less than 1.50 to 1.00	0.25%	1.50%	0.50%	1.50%	1.50%
II	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	0.30%	1.75%	0.75%	1.75%	1.75%
III	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	0.30%	2.00%	1.00%	2.00%	2.00%
IV	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	0.35%	2.25%	1.25%	2.25%	2.25%
V	Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	0.40%	2.75%	1.75%	2.75%	2.75%
VI	Greater than or equal to 3.50 to 1.00	0.50%	3.50%	2.50%	3.50%	3.50%
For purposes of determining the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate:
(a)    [Reserved].
(b)    The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3

[Certificate of Parent]. If a Compliance Certificate is not delivered when due in accordance with such Section 8.3.3 [Certificate of Parent], then the rates in Level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered; and the rates in Level VI shall apply upon and during the continuance of any other Event of Default.
(c)    If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, the Borrowers or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.9 [Letter of Credit Subfacility] or Section 4.3 [Interest After Default] or Section 9 [Default]. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.
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Certain identified information [*] has been excluded from the exhibit because it both (i) is not material and (ii) the Company treats it as confidential.

Schedule I
SPECIFIED SALE
The sale of the [*] business owned by [*] or any other Loan Party as of the First Amendment Effective Date.

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